UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                (Amendment No. 2)

                    Under the Securities Exchange Act of 1934
                                NTL Incorporated
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
                         (Title of Class of Securities)

                                    629407107
                                 (CUSIP Number)

                               Kenneth K. Claydon
                             Secretary's Department
                             Cable and Wireless plc
                               124 Theobalds Road
                                 London WC1X 8RX
                                 United Kingdom

                             Tel: (44) 20 7315 4000

           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)


                                February 1, 20001
             (Date of Event which Requires Filing of this Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. |_|

                         SCHEDULE 13D (AMENDMENT NO. 2)

CUSIP No. 629407107
------------------

     1        NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Cable and Wireless plc

     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (a) |_|
              (b) |_|
     3

              SEC USE ONLY

     4        SOURCE OF FUNDS

              00

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) |_|

     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              England and Wales

                               7       SOLE VOTING POWER
    NUMBER OF SHARES                   36,362,613
 BENEFICIALLY OWNED BY
  EACH REPORTING PERSON        8       SHARED VOTING POWER
       WITH                            0


                               9       SOLE DISPOSITIVE POWER
                                       36,362,613

                               10      SHARED DISPOSITIVE POWER
                                       0

     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              36,362,613

     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES    |_|

     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              13.44%

     14       TYPE OF REPORTING PERSON

              CO

                         SCHEDULE 13D (Amendment No. 2)

          This Amendment No. 2 to Statement on Schedule 13D (this "Amendment") relates to the Common Stock of NTL Incorporated ("NTL" ) and supplements the information set forth in the Statement on Schedule 13D of Cable and Wireless plc ("Cable and Wireless") previously filed.

      Item 5.     Interest in Securities of the Issuer.
                  ------------------------------------

                  Effective February 1, 2001, Graham Wallace, the Chief Executive of Cable and Wireless, resigned from the NTL board of directors.

          Cable and Wireless continues to actively consider options relating to potential dispositions of its NTL stake.

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 28, 2001


                                                CABLE AND WIRELESS PLC


                                                By: /s/ K. Claydon
                                                    --------------------------
                                                    Name:  K. Claydon
                                                    Title: Company Secretary